Exhibit 2.1

AGREEMENT AND PLAN OF SHARE EXCHANGE

        AGREEMENT AND PLAN OF SHARE EXCHANGE, dated as of March 9, 2005, by and between White River Capital, Inc., an Indiana corporation (“Parent”), and Union Acceptance Corporation, an Indiana corporation (the “Company”).

WITNESSETH:

        WHEREAS, the respective Boards of Directors of Parent and the Company have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;

        WHEREAS, the respective Boards of Directors of Parent and the Company have approved a statutory share exchange (the “Exchange”) whereby all of the issued and outstanding shares of Common Stock, no par value, of the Company (“Company Common Stock”) shall be acquired by Parent in exchange for shares of validly issued, fully paid and nonassessable Common Stock, no par value, of Parent (“Parent Common Stock”) on the terms and subject to the conditions set forth in this Agreement;

        WHEREAS, for United States federal income tax purposes, it is intended that the transactions contemplated hereby qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall be, and is hereby, adopted as a plan of reorganization for purposes of Section 368 of the Code; and

        WHEREAS, Parent and the Company desire to make certain agreements in connection with the Exchange and also to prescribe various conditions to the Exchange.

AGREEMENT:

        NOW, THEREFORE, in consideration of the premises and the agreements contained herein the parties hereto agree as follows:

ARTICLE I
The Exchange

        Section 1.1 The Exchange. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Indiana Business Corporation Law (the “BCL”), at the Effective Time (as defined in Section 1.3), (i) Parent and the Company shall effect the Exchange, and (ii) the Company shall become a wholly owned subsidiary of Parent.

        Section 1.2 Closing. The closing (the “Closing”) of the Exchange shall take place at the Indianapolis office of Barnes & Thornburg, 11 South Meridian, Indianapolis, IN 46204 at 1:00 p.m., local time on April 15, 2005, or as promptly thereafter as all conditions precedent to the Closing have been satisfied or waived, subject to Section 5.2.

        Section 1.3 Effective Time. Prior to the Closing, Parent and the Company shall prepare and, on the Closing date, shall file with the Secretary of State of the State of Indiana, the articles of share exchange or other appropriate documents (in any such case, the “Articles of Share Exchange”) executed in accordance with the relevant provisions of the BCL and shall make all other filings or recordings required under the BCL. The Exchange shall become effective at such time as the Articles of Share Exchange are duly filed with the Secretary of State of the State of Indiana, or at such later time as Parent shall specify in the Articles of Share Exchange (the time the Exchange becomes effective being the “Effective Time”).

        Section 1.4 Effects. The Exchange shall have the effects of a share exchange set forth in Section 23-1-40-6 of the BCL.

        Section 1.5 Articles of Incorporation and By-laws of the Company. The Articles of Incorporation and By-laws of the Company as in effect immediately prior to the Effective Time shall continue to be the Articles of Incorporation and By-laws of the Company until thereafter changed or amended as provided therein or by applicable law.

        Section 1.6 Directors and Officers of the Company. All of the directors and officers of the Company as of immediately prior to the Effective Time shall continue in office until expiration of their current terms of office or their earlier resignation, removal or incapacity.

ARTICLE II
Effect on the Capital Stock of the
Constituent Corporations; Exchange of Certificates

        Section 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Exchange and without any action on the part of the holder of any shares of Company Common Stock:

    (a)        Exchange of Outstanding Shares. The issued shares of Company Common Stock (and all related rights and interests) outstanding immediately prior to the Effective Time shall be exchanged for shares of Parent Common Stock at the ratio of 100 to 1, such that a holder of one hundred (100) shares of Company Common Stock shall become entitled to one (1) share of Parent Common Stock.

    (b)        Shares Held by Parent. Parent shall acquire and become the sole holder and owner of each issued and outstanding share of Company Common Stock (and all related rights and interests).

    (c)        Cancellation of Treasury Shares. Each share of Company Common Stock, if any, that is owned immediately prior to the Effective Time by the Company or Parent shall automatically be canceled and retired.

        Section 2.2 Exchange of Certificates.

    (a)        Exchange Agent. Prior to the Effective Time, Parent shall select an agent which shall be reasonably satisfactory to the Company, to act as exchange agent (the “Exchange Agent”) for exchange in accordance with this Article II of the Parent Common Stock upon surrender of certificates representing Company Common Stock. Immediately prior to or at the Effective Time, Parent shall deposit with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article II, (i) certificates representing the shares of Parent Common Stock, issuable upon consummation of the Exchange and (ii) cash funds estimated to be sufficient to make payment for any fractional shares pursuant to Section 2.2(h) (such shares of Parent Common Stock and cash funds together being hereinafter referred to as the “Exchange Fund”).

    (b)        Exchange Procedure. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates (the “Certificates”) that immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were exchanged for Parent Common Stock pursuant to Section 2.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the certificate representing the Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate or certificates representing that whole number of shares of Parent Common Stock which such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, exchange may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and shall be accompanied by evidence satisfactory to the Exchange Agent that any transfer or other taxes required by reason of such payment in a name other than that of the registered holder of such Certificate or instrument either has been paid or is not payable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the shares of Parent Common Stock provided for in Section 2.1.

    (c)        No Further Ownership Rights in Company Common Stock. The Parent Common Stock delivered in accordance with the terms of this Article II upon exchange of any shares of Company Common Stock shall be deemed to have been delivered in full satisfaction of all rights pertaining to such shares of Company Common Stock. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Company of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates are presented to the Company or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

    (d)        Termination of Exchange Fund. Promptly after the date which is six months after the Effective Time, the Exchange Agent shall deliver to Parent certificates, cash and other documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent’s duties shall terminate, and any holder of Company Common Stock who has not theretofore complied with this Article II shall thereafter look only to Parent (subject to applicable abandoned property, escheat and similar laws) for payment of its claim for the Exchange consideration but only as a general creditor of the Parent.

    (e)        No Liability. None of Parent, the Company or the Exchange Agent shall be liable to any person in respect of any shares or funds delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

    (f)        Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent.

    (g)        Withholding Rights. Parent, the Company and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Parent, the Company or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Company or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent, the Company or the Exchange Agent.

    (h)        No Fractional Shares. No fractional shares of Parent Common Stock will be issued to holders of record of Company Common Stock upon surrender of shares of Company Common Stock in exchange for the Parent Common Stock and any such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of Company Common Stock. In lieu thereof, Parent shall pay to such holders of record otherwise entitled to a fractional share cash in an amount equal to the product of such fraction and $10.00. For purposes of this Section 2.2(h), all fractional shares to which a single record holder would be entitled shall be aggregated.

ARTICLE III
Dissenter’s Rights

        Section 3.1 Dissenters’ Rights. Holders of Company Common Stock shall be entitled to dissenters’ rights under Section 23-1-44 of the BCL, subject to any pre-existing covenant binding on any such holder not to exercise such rights. Each outstanding share of Company Common Stock the holder of which has perfected his right to dissent under the BCL and has not effectively withdrawn or lost such rights as of the Effective Time shall not be converted into or represent a right to receive Parent Common Stock, and the holder thereof shall be entitled only to such rights as are granted by the BCL (except to the extent such dissenters’ rights are subsequently lost or waived). (Any shareholder duly making demand for payment of the fair value of Company Common Stock is referred to herein as a “Dissenting Shareholder” and such shareholders shares covered by such demand are referred to herein as “Dissenting Shares”.) If any Dissenting Shareholder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment, such holder’s shares of Company Common Stock shall be converted into a right to receive Parent Common Stock in accordance with the applicable provisions of this Agreement.

ARTICLE IV
Additional Agreements

        Section 4.1 Payment for Dissenting Shares. Parent shall indemnify and hold harmless the Company in respect of any obligation of the Company arising by virtue of the Exchange or this Agreement to pay any amount in respect of Dissenting Shares, and all costs and expenses related thereto.

        Section 4.3 Expenses. All fees and expenses incurred in connection with the Exchange by Company or Parent shall be paid by Parent, whether or not the Exchange is consummated.

ARTICLE V
Conditions Precedent

        Section 5.1 Conditions Precedent to Closing. The obligation of each of the parties hereto to consummate the transactions provided for herein is subject to the fulfillment on or prior to the Effective Time of each of the following conditions:

    (a)        The shareholders of the Company shall have duly approved the Exchange and the terms of this Agreement, by the affirmative vote of a majority of the issued and outstanding shares of Common Stock in accordance with and as required by law and in accordance with the Company’s Articles of Incorporation and By-laws.

    (b)        Dissenting Shares as to which dissenters’ rights have not been lost or waived shall represent no more than 5% of the issued and outstanding shares of Company Common Stock.

    (c)        All required consents, approvals and authorizations shall have been obtained from all Governmental Entities.

    (d)        The Registration Statement of Parent, to be filed with the Securities and Exchange Commission, registering the shares of Parent Common Stock to be issued in the Exchange, shall have become effective in accordance with the provisions of the Securities Act, and no stop order suspending such effectiveness shall have been issued and remain in effect.

        Section 5.2 Deferral and Termination. Even if the conditions set forth in Section 5.1 shall be satisfied, the Board of Directors of Parent may delay the filing of Articles of Share Exchange or, in its discretion, may terminate this Agreement at any time prior to the Effective Time.

ARTICLE VI

Miscellaneous

        Section 6.1 Governing Law; Construction. This Agreement shall be governed in all respects by the internal laws of the State of Indiana without giving effect to its choice of laws provisions. This Agreement shall be construed and applied in such a way so as not to conflict with Company’s Second Amended and Restated Plan of Reorganization as approved by the U.S. Bankruptcy Court for the Southern District of Indiana and the IBCL.

        Section 6.2 Successors and Assigns. The parties agree that the rights and obligations contained in this Agreement may not be assigned or transferred without the prior written consent of the other party, duly authorized by its board of directors. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each person who shall be a holder of the Parent Common Stock issued in the Exchange from time to time.

        Section 6.3 Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject matter hereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants, and agreements except as specifically set forth herein.

        Section 6.4 Separability. In case any provision of the Agreement shall be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

        Section 6.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Share Exchange as of the date set forth in the first paragraph hereof.

COMPANY: UNION ACCEPTANCE CORPORATION, an Indiana corporation By: /s/ John Eggemeyer —————————————— Name: John Eggemeyer —————————————— Title: Chairman &CEO ——————————————	PARENT: WHITE RIVER CAPITAL, INC. an Indiana corporation By: /s/ Mark R. Ruh —————————————— Name: Mark R. Ruh —————————————— Title: President & CFO ——————————————

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